Exhibit 10.2
November 22, 2021

Hamilton E. James
Chairman of the Board
Costco Wholesale Corporation

RE: Executive Employment Agreement

Dear Tony:

As provided for under section 7(b) of the Executive Employment Agreement, effective January 1, 2017, between Costco Wholesale Corporation and me, this letter will confirm an extension of the term through and including December 31, 2022. Consistent with the decisions of the Compensation Committee: section 1(a) is amended to change the Annual Base Salary to $1,100,000; and section 1(h) is amended to change the Target Bonus to $500,000. Please countersign below to indicate acceptance on behalf of the Company.

Very truly yours,

By: /s/ W. Craig Jelinek
W. Craig Jelinek
President and CEO

Costco Wholesale Corporation
By: /s/ Hamilton James
Hamilton E. James
Chairman of the Board

cc: John Stanton